                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                  __________

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                         SEQUUS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

                Delaware                               94-3031834
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 (State of Incorporation or Organization)          (I.R.S. Employer
                                                  Identification no.)

960 Hamilton Court, Menlo Park, California               94025
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 (Address of principal executive offices)              (Zip Code)


  If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [_]

  If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [_]


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class        Name of Each Exchange on Which
     to be so Registered        Each Class is to be Registered
     -------------------        ------------------------------


            None
-----------------------------   -----------------------------------------------

-----------------------------   -----------------------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                             Share Purchase Rights
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                               (Title of class)

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Item 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED
         ------------------------------------------

     Pursuant to a Rights Agreement dated April 17, 1997 (the "Rights Agreement") between SEQUUS Pharmaceuticals, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent") the Company's Board of Directors has declared a dividend of one right ("Right") to purchase one one-hundredth of a share of the Company's Series A Participating Preferred Stock ("Series A Participating Preferred Stock") for each outstanding share of Common Stock, $.0001 par value ("Common Stock") of the Company. The dividend is payable on May 8, 1997 to stockholders of record as of the close of business on April 28, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $75.00 (the "Purchase Price"), subject to adjustment.

     The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is attached as Exhibit 1 to this Registration Statement and is incorporated herein by reference.

RIGHTS EVIDENCED BY COMMON STOCK CERTIFICATES
---------------------------------------------

     The Rights will not be exercisable until the Distribution Date (defined below). Certificates for the Rights ("Rights Certificates") will not be sent to stockholders and the Rights will attach to and trade only together with the Common Stock. Accordingly, Common Stock certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Stock, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

DISTRIBUTION DATE
-----------------

     The Rights will separate from the Common Stock, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 business days following the first date of public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock in a transaction not approved by the Board of Directors (an "Acquiring Person"), or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock in a

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transaction not approved by the Board of Directors.  The earlier of such dates is referred to as the "Distribution Date."

ISSUANCE OF RIGHTS CERTIFICATES; EXPIRATION OF RIGHTS
-----------------------------------------------------

     As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Stock issued prior to the Distribution Date will be issued with Rights. Common Stock issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of any convertible securities issued after adoption of the Rights Agreement, or (ii) pursuant to the exercise of stock options or under employee benefit plans or arrangements unless such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Stock issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) April 17, 2007 (the "Final Expiration Date"), (ii) redemption or exchange of the Rights as described below, or (iii) consummation of an acquisition of the Company satisfying certain conditions by a person who acquired stock pursuant to a transaction approved by the Board of Directors as described below.

INITIAL EXERCISE OF THE RIGHTS
------------------------------

     Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $75.00 per Right, one one-hundredth of a share of the Series A Participating Preferred Stock. In the event that the Company does not have sufficient Series A Participating Preferred Stock available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interest of Rights holders, the Company may instead substitute cash, assets or other securities for the Series A Participating Preferred Stock for which the Rights would have been exercisable under this provision or as described below.

RIGHT TO BUY COMPANY COMMON STOCK
---------------------------------

     Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Stock then outstanding (other than pursuant to a transaction approved by the Board of Directors), then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances as determined by the Board of

                                      -3-
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Directors, cash, other property or other securities) having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event described above until such time as the Rights are no longer redeemable by the Company as set forth below.

RIGHT TO BUY ACQUIRING COMPANY STOCK
------------------------------------

     Similarly, unless the Rights are earlier redeemed, in the event that, after the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

BOARD APPROVAL
--------------

     The Rights will not become exercisable if the tender offer or acquisition of 15% or more of the Company's outstanding Common Stock has been approved by a majority of the Board of Directors of the Company.

EXCHANGE PROVISION
------------------

     At any time after any Person becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

REDEMPTION
----------

     At anytime on or prior to the close of business on the earlier of (i) the 10th business day following the Stock Acquisition Date, or (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Notwithstanding the foregoing, the Board of Directors of the Company may not redeem the rights within 90 days after the date of election of any new directors to the Company's Board when new directors shall comprise the majority of members thereof.

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ADJUSTMENTS TO PREVENT DILUTION
-------------------------------

     The Purchase Price payable, the number of Rights, and the number of shares of Series A Participating Preferred Stock or Common Stock or other securities issuable upon exercise of the Rights are subject to adjustment from time to time in connection with dilutive issuances by the Company as set forth in the Rights Agreement.

CASH PAID INSTEAD OF ISSUING FRACTIONAL SHARES
----------------------------------------------

     No fractional portion less than integral multiples of one share of Common Stock will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

NO STOCKHOLDERS' RIGHTS PRIOR TO EXERCISE
-----------------------------------------

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder's ownership of Common Stock), including, without limitation, the right to vote or to receive dividends.

AMENDMENT OF RIGHTS AGREEMENT
-----------------------------

     The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner prior to the close of business on the Distribution Date without the approval of Rights holders. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemptions shall be made at such time as the Rights are not redeemable.

RIGHTS AND PREFERENCES OF THE SERIES A PARTICIPATING PREFERRED STOCK
--------------------------------------------------------------------

     Series A Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Participating Preferred Stock will be entitled to an aggregate dividend of 100 times the dividend declared per Common Stock. In the event of liquidation, the holders of the Series A Participating Preferred Stock will receive an amount per share equal to 100 times the per share amount to be distributed to the holders of the Common Stock. Each share of Series A Participating Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which the Common Stock is changed or exchanged,

                                      -5-
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each share of Series A Participating Preferred Stock will be entitled to receive
100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Participating Preferred Stock, the value of the one one-hundredth interest in a share of Series A Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

CERTAIN ANTI-TAKEOVER EFFECTS
-----------------------------

     The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of a coercive attempt by an acquiror to take over the Company, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its stockholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their stock.

     The Rights are not intended to prevent a takeover of the Company and will not do so. The Rights may be redeemed by the Company at $0.01 per Right within 10 business days (or such later date as may be determined by a majority of the Board of Directors) after the accumulation of 15% or more of the Company's stock by a single acquiror or group. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

     Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's stock is presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by corporate takeovers.

     However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed coercive and undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's

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Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.


Item 2.   EXHIBITS
          --------

     1. Rights Agreement, dated as of April 17, 1997, between SEQUUS Pharmaceuticals, Inc., and ChaseMellon Shareholder Services, L.L.C. including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.


                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       SEQUUS PHARMACEUTICALS, INC.



Date:  April 17, 1997                   By:  /s/DONALD J. STEWART
                                           -----------------------------------
                                              Donald J. Stewart
                                              Vice President
                                              Finance and Treasurer

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                                     EXHIBIT INDEX


Exhibit
  No.                                   Exhibit
-------                                 -------
   1 Rights Agreement dated as of April 17, 1997, between SEQUUS Pharmaceuticals, Inc. and ChaseMellon Shareholder Services, L.L.C. including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

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